Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders in

Connection with the Fund’s Acceptance of Shares

Fidelity Private Credit Fund

c/o Fidelity Investments Institutional Operations Company LLC

245 Summer Street

Boston, Massachusetts 02210

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Fidelity Private Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued payment in cash in an aggregate amount equal to the net asset value of the tendered shares as of March 29, 2024 (or such later date as may be determined by the Fund if the tender offer is extended, the “Valuation Date”) less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent, Fidelity Investments Institutional Operations Company LLC, at alternatives@fmr.com.

Sincerely,

Fidelity Private Credit Fund